Exhibit 10.9

AGREEMENT

This agreement (the “Agreement”) is made as of October 14, 2008, by and between Real Goods Solar, Inc., a Colorado corporation (together with its affiliates, “RGSI”) and D. Thompson McCalmont (“Employee”).

Whereas, RGSI desires to hire Employee and Employee desires to accept such employment;

Now, therefore, in exchange for the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by both parties, RGSI and Employee agree as follows.

1. Employment. Pursuant to this Agreement, RGSI hereby employs Employee to serve initially as President of Regrid Power, Inc., reporting to RGSI’s Chairman, and Employee will earn a salary of $160,000 per annum, payable biweekly on a basis consistent with RGSI’s customary payroll practices. Employee will become the CEO of RGSI, will be appointed as a member of the RGSI Board of Directors, and his salary will increase to $180,000, upon the later to occur of (i) November 15, 2008, or (ii) the date that RGSI files its Form l0-Q for the period ended September 30, 2008. This Agreement will have an initial term that commences on the date hereof, and ends on March 31, 2010, and will automatically renew thereafter for up to two successive one-year terms unless either party gives written notice of termination to the other party at least 90 days prior to the end of the then-current term. Employee’s base salary will be reviewed annually and subject to possible increase by the RGSI Board of Directors. Employee will be based at RGSI’s Campbell, California office (or within a reasonable distance of that location, in the event that RGSI’s relocates that office), and will have business travel obligations as required by RGSI’s business, or as reasonably required by RGSI’s Chairman or Board of Directors, from time to time. Employee will be entitled to participate in the employee benefit plans made available to similarly-positioned employees at RGSI throughout this period. Starting January 1, 2009, Employee will participate in RGSI’s performance-based bonus program and will be eligible to a bonus of up to a target of 50% of his base salary, based on the achievement of certain individual and corporate business goals to be specified annually by the RGSI Board of Directors. With respect to all bonuses paid by RGSI, Employee must be an active RGSI employee at the time the bonus is paid in order to be eligible to receive it.

In the event that RGSI terminates Employee’s employment for “cause,” as defined below, Employee will be entitled to be paid through the date of such termination, and will not be entitled to any further compensation from RGSI. All previously unreimbursed business expenses incurred on RGSI’s behalf by Employee will be reimbursed promptly after the termination of his employment upon RGSI’s receipt of customary expense and business purpose documentation.

2. Nondisparagement and Further Assistance. During Employee’s employment and thereafter, Employee agrees that he will not make any disclosure, issue any public or private statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage RGSI’s suppliers, customers or employees from doing business with RGSI, or otherwise make any statement or disclosure that could reasonably be anticipated to have a negative impact or create an adverse impression on RGSI. During Employee’s employment and thereafter, RGSI agrees that it will not make any disclosure, issue any public of private statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to have a negative impact or create an adverse impression on Employee. During Employee’s employment and thereafter, he will provide reasonable assistance as reasonably requested by RGSI in connection with actions taken by Employee while employed by RGSI, including but not limited to reasonable assistance in connection with any lawsuits or other claims brought by or against RGSI and arising from events during the period in which Employee was employed. Following any termination of employment and for a period of five years thereafter, in exchange for payment at a rate of $250.00 per hour and subject to reasonable requirements of work or personal commitments that Employee has at the time of the request, Employee will provide consulting services and assistance in connection with any lawsuits, claims or similar matters arising from events during the period in which Employee was employed.

3. Nondisclosure of Confidential Information. Employee agrees (i) not to disclose to any third party any trade secrets or any other nonpublic confidential information of RGSI (including but not limited to cost or pricing information, customer lists, contracts with third parties, commission and royalty plans, supply information, internal business procedures, market studies, expansion plans, business and strategic plans, potential acquisitions, terms of any acquisition or potential acquisition or the existence of any negotiations concerning the same or any similar non-public information relating to RGSI’s internal operations, business policies or practices) acquired during Employee’s employment by RGSI or after the termination of such employment, or (ii) use or facilitate the use of any of RGSI’s trade secrets or confidential information in any way to compete (directly or indirectly) with RGSI or in any other manner adverse to RGSI. Notwithstanding the above, Employee shall not have liability to RGSI with regard to any such information which: (i) was in the public domain at the time it was disclosed by RGSI or has entered the public domain through no fault of Employee; (ii) was known to Employee, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) becomes known to Employee, without restriction, from a source other than by RGSI without breach of this Agreement by Employee and otherwise not in violation of RGSI’s rights; or (iv) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Employee shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

4. Non-Competition. Provided that Employee is compensated pursuant to the terms of this Agreement, Employee agrees that, without the prior written consent of RGSI, signed by RGSI’s Chief Executive Officer, Employee will not at any time during his employment or a period of 24 months following such employment: (i) accept employment with, serve as a consultant to, or accept compensation from any person, firm or corporation (including any new business started by Employee, either alone or with others) whose business, products and or services compete with those offered by RGSI on the most recent date that Employee was associated with RGSI’s business, in any geographic market in which RGSI is then doing business, or (to Employee’s knowledge) in which RGSI has developed specific plans to enter and do business, (ii) contact or solicit any of RGSI’s customers or business partners for the purposes of diverting any existing or future business of such customers to a competing source, (iii) contact or solicit any of RGSI’s vendors (directly or indirectly) for the purpose of causing, inviting or encouraging any such vendor to alter or terminate his, her or its business relationship with RGSI, or (iv) contact or solicit any of RGSI’s employees (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his, her or its employment relationship with RGSI. Notwithstanding the foregoing, nothing herein shall prevent the ownership by Employee of stock of RGSI or of less than 2% of the stock of any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. This non-competition covenant will not preclude Employee from working in any sector of the solar power industry in which RGSI does not compete.

RGSI will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Employee agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that RGSI may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Employee agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 4 shall be adjudicated to be invalid or unenforceable, this Section 4 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 4 in the particular jurisdiction in which such adjudication is made.

5. Definition of “Cause” in Connection with Termination of Employment. For purposes of this Agreement, RGSI shall have the right to terminate Employee’s employment for “cause” if during his employment (i) Employee commits a felony (or enters a plea of nolo contendere) that could be injurious to RGSI or its reputation, (ii) Employee substantially fails to perform duties as an employee and officer of RGSI that were reasonably assigned by RGSI’s Chairman or its Board of Directors, which failure is not corrected within 14 days after written notice is provided by RGSI, or (iii) there is a final determination by a court or arbitrator of competent jurisdiction that Employee violated or breached a material provision of this or any other agreement between RGSI (or its corporate affiliates) and Employee.

6. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of RGSI and Employee and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than RGSI and Employee and their respective heirs, representatives, successors and permitted assigns.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8. Choice of Law. To the extent not superseded by federal law, the laws of the state of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in Denver, Colorado. The parties agree that if any litigation or other form of dispute resolution arises in connection with the matters addressed in this Agreement, the expenses (including all legal fees and expenses) of the prevailing party will be paid by the losing party; if both parties prevail in part, the parties will request that the court or other dispute resolution intermediary allocate responsibility for such expenses in proportion to the merits of each party’s position, in a manner consistent with the intention of this section.

9. Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date set forth above.

Real Goods Solar, Inc.

By:	/s/ John R Jackson
Name:	JOHN R JACKSON
Title:	VP

Address: Real Goods Solar, Inc.; 833 W. South Boulder Rd., Box 3556, Boulder, CO 80307;

      Attn: Jirka Rysavy

D. Thompson McCalmont

/s/ D. Thompson McCalmont
D. Thompson McCalmont, Individually
Address:	4083 El Cerrito Rd., Palo Alto, CA 94306

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